Exhibit B

SCHEDULE 13G

EXHIBIT B

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned persons hereby agree that reports on Schedule 13G, and amendments thereto, with respect to the Common Stock of RH may be filed in a single statement on behalf of each of such persons, and further, each of such persons designates Warren E. Buffett as its agent and Attorney-in-Fact for the purpose of executing any and all Schedule 13G filings required to be made by it with the Securities and Exchange Commission.

Dated: February 14, 2023	/s/ Warren E. Buffett
Warren E. Buffett

Berkshire Hathaway Inc.

Dated: February 14, 2023	/s/ Warren E. Buffett
By: Warren E. Buffett Title: Chairman of the Board

National Indemnity Company

Dated: February 14, 2023	/s/ Marc D. Hamburg
By: Marc D. Hamburg Title: Chairman of the Board

Precision Castparts Corp. Master Trust

Dated: February 14, 2023	/s/ Shawn Hagel
By: Shawn Hagel Title: Executive Vice President, Precision Castparts Corp.

Berkshire Hathaway Consolidated Pension Plan Master Trust

Dated: February 14, 2023	/s/ Mark D. Millard
By: Mark D. Millard Title: Vice President, Berkshire Hathaway Inc.

Berkshire Hathaway Homestate Insurance Company

Dated: February 14, 2023	/s/ Andrew Linkhart
By: Andrew Linkhart Title: Treasurer, Berkshire Hathaway Homestate Insurance Company

BHG Life Insurance Company

Dated: February 14, 2023	/s/ Dale D. Geistkemper
By: Dale D. Geistkemper Title: Treasurer, BHG Life Insurance Company

Berkshire Hathaway Life Insurance Company of Nebraska

Dated: February 14, 2023	/s/ Dale D. Geistkemper
By: Dale D. Geistkemper Title: Treasurer, Berkshire Hathaway Life Insurance Company of Nebraska

First Berkshire Life Insurance Company

Dated: February 14, 2023	/s/ Dale D. Geistkemper
By: Dale D. Geistkemper Title: Treasurer, First Berkshire Life Insurance Company

BNSF Master Retirement Trust

Dated: February 14, 2023	/s/ Paul W. Bischler
By: Paul W. Bischler
Title: Executive Vice President, Burlington Northern Santa Fe, LLC